Exhibit 99.1

Aclaris Announces Appointment of Andrew Schiff to Board of Directors

Malvern, PA – August 9,  2017 (GLOBE NEWSWIRE) – Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a dermatologist-led, biopharmaceutical company focused on identifying, developing and commercializing innovative and differentiated therapies to address significant unmet needs in medical and aesthetic dermatology, today announced the appointment of Andrew Schiff, Managing Partner of Aisling Capital,  to its board of directors,  effective August 9, 2017.

Dr. Schiff joined Aisling in September 1999 and has served as a Managing Partner since 2006. Prior to joining Aisling Capital, Dr. Schiff practiced internal medicine for six years at The New York Presbyterian Hospital, where he maintains his position as a Clinical Assistant Professor of Medicine. Dr. Schiff served as a director of ZELTIQ Aesthetics, Inc., a publicly held medical technology company, from 2010 until its acquisition by Allergan plc in May 2017.  He also served on the board of directors of Agile Therapeutics, Inc., a publicly held women's health specialty pharmaceutical company, from 2012 until February 2016.  Dr. Schiff currently serves as a director of a number of private companies.  He is a longtime supporter and board member of the Visiting Nurse Service of New York, as well as other charitable organizations.  Dr. Schiff received his M.D. from Cornell University Medical College, his M.B.A. from Columbia University, and his B.S. with honors in Neuroscience from Brown University.

 “I'd like to take this opportunity to welcome our new board member, Andrew Schiff, who will serve as an independent director.  His significant investment experience across the healthcare industry will be an invaluable asset for Aclaris as we evolve into a fully integrated biopharmaceutical company," said President and Chief Executive Officer of Aclaris Neal Walker.

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a dermatologist-led biopharmaceutical company focused on identifying, developing and commercializing innovative and differentiated therapies to address significant unmet needs in medical and aesthetic dermatology.  Aclaris is focused on large, underserved market segments with no FDA-approved medications or where treatment gaps exist.  Aclaris is based in Malvern, Pennsylvania and more information can be found by visiting the Aclaris website at www.aclaristx.com.

Contact:

Aclaris Contact

Michael Tung, M.D.

Vice President / Investor Relations

484-329-2140

mtung@aclaristx.com

Media Contact

Mariann Caprino

TogoRun

917-242-1087

M.Caprino@togorun.com